EXHIBIT 3.2.1




                            AMENDMENT TO THE BY-LAWS
                                       OF
                         ELECTRONIC CLEARING HOUSE, INC.
                             (a Nevada corporation)


THIS AMENDMENT TO THE BY-LAWS of Electronic Clearing House, Inc., a Nevada corporation (the "Corporation"), evidences the action of the Board of Directors of the Corporation at a duly noticed meeting held on April 25, 2005 to amend the first sentence of Section 2 of Article III of the By-Laws of the Corporation to read in its entirety as follows:

     "The present designated number of directors which constitute the board shall be six (6)."

     IN WITNESS WHEREOF, the undersigned has hereby subscribed her name as of this 25th day of April, 2005.




                                -----------------------------------
                                   Donna Rehman, Secretary